Exhibit 99.1

News Release

Contacts:
FormFactor, Inc. Michael Magaro Investor Relations (925) 290-4949 IR@FormFactor.com	Investor Relations David Viera Corporate Communications (925) 290-4681 dviera@FormFactor.com

FormFactor Board Appoints Mario Ruscev FormFactor CEO

Current CEO Igor Khandros to become FormFactor Executive Chairman

LIVERMORE, Calif. — June 3, 2008 — FormFactor, Inc. (Nasdaq: FORM) today announced that its board of directors has appointed Mario Ruscev, currently president, as its next chief executive officer (CEO).  Ruscev, 51, will succeed Igor Khandros, 53, FormFactor’s founder, who will become Executive Chairman of the FormFactor board of directors.  Khandros will succeed Jim Prestridge, 76, its current chairman, who will remain on the FormFactor board of directors and become its lead independent director.  The changes will become effective at the beginning of the company’s fiscal third quarter of 2008.

“The FormFactor board of directors is confident that Mario and Igor are the right team to lead the company through its next stages of growth,” said Jim Prestridge, FormFactor’s chairman.  “Mario is an unusually capable operating executive who has a proven track record of driving revenue growth, product innovation and development and market introductions.  Igor is an incredible visionary who has a wealth of knowledge about the industry and technology and will play a key role in shaping the long term strategic direction of the company.”

About FormFactor:
Founded in 1993, FormFactor, Inc. (Nasdaq: FORM) is the leader in advanced wafer probe cards, which are used by semiconductor manufacturers to electrically test integrated circuits, or ICs. The company’s wafer sort, burn-in and device performance testing products move IC testing upstream from post-packaging to the wafer level, enabling semiconductor manufacturers to lower their overall production costs, improve yields, and bring next-generation devices to market. FormFactor is headquartered in Livermore, California with operations in Europe, Asia and North America. For more information, visit the company’s website at www.formfactor.com.

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FormFactor and MicroSpring are registered trademarks of FormFactor, Inc.  All other product, trademark, company or service names mentioned herein are the property of their respective owners.